Exhibit 99.1

Intelligent Bio Solutions Inc. Enters Into Agreements to Raise $3.8 Million in Gross Proceeds

Proceeds to Fund Completion of the Company’s 510k Filing with the U.S. FDA for its Fingerprint Drug Screening System

NEW YORK, July 25, 2025 — Intelligent Bio Solutions Inc. (Nasdaq: INBS) (“INBS” or the “Company”), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today announced an agreement between the Company and several current warrant holders to exercise (or prepay the exercise price) certain existing warrants to purchase up to 2,023,228 shares of common stock (the “Existing Warrants”) at a reduced exercise price of $1.90 per share.

Ladenburg Thalmann & Co. Inc. acted as the exclusive placement agent for this transaction.

The resale of the shares of common stock issuable upon exercise of the Existing Warrants are registered pursuant to registration statements that were filed and declared effective by the Securities and Exchange Commission (the “SEC”). The gross proceeds to the Company from the exercise (or prepayment of the exercise price) of the Existing Warrants are expected to be approximately $3.8 million prior to deducting placement agent fees and estimated offering expenses.

In consideration for the immediate exercise (or prepayment of the exercise price) of the Existing Warrants for cash by the current warrant holders, (i) the Company agreed to reduce the exercise price of the Series H-2 Common Stock Purchase Warrants, which warrants were issued on March 12, 2024 (the “Series H-2 Warrants”) to the reduced exercise price, and (ii) the exercising holders will receive new warrants (the “Inducement Warrants”) to purchase shares of common stock in a private placement. The Inducement Warrants will be exercisable upon the Company’s receipt of stockholder approval of the transaction into an aggregate of up to 4,046,456 shares of common stock, at an exercise price of $1.90 per share, and a term of exercise equal to five and one-half (5.5) years from issuance. In lieu of a complete exercise of the Existing Warrants, several current warrant holders agreed to prepay $1.89 of the reduced exercise price and will receive an amended warrant for such prepaid portion of the warrant with an exercise price of $0.01 per share.

The transaction is expected to close on or about July 28, 2025, subject to satisfaction of customary closing conditions. The Company intends to use the net proceeds from the offering to fund completion of its 510k filing with the U.S. FDA for its Fingerprint Drug Screening System, for working capital and general corporate purposes.

The Inducement Warrants described above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”) and, along with the shares of common stock issuable upon their exercise, have not been registered under the 1933 Act, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. The Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable upon exercise of the Inducement Warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (NASDAQ: INBS) is a medical technology company delivering intelligent, rapid, non-invasive testing solutions. The Company believes that its Intelligent Fingerprinting Drug Screening System will revolutionize portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. Designed as a hygienic and cost-effective system, the test screens for the recent use of drugs commonly found in the workplace, including opiates, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology would be a valuable tool for employers in safety-critical industries. The Company’s current customer segments outside the US include construction, manufacturing and engineering, transport and logistics firms, mining, drug treatment organizations, and coroners.

For more information, visit: http://www.ibs.inc/

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to successfully develop and commercialize its drug and diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.

info@ibs.inc

LinkedIn | Twitter

Media Contact:

Cheryl Billson

Comma Communications

cheryl.billson@commacomms.com

+44 (0)7791 720460